Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Subsidiaries		Incorporation
Capitol Building Supply, Inc.		Virginia
Capitol Interior Products, Inc.		Georgia
Capitol Materials Coastal, Inc.		Georgia
Capitol Materials, Incorporated		Georgia
Carter Hardware Company		Tennessee
Chaparral Materials, Inc.		New Mexico
Cherokee Building Materials, Inc.		Oklahoma
Chicago Gypsum Supply, Inc.		Georgia
Colonial Materials, Inc.		North Carolina
Commonwealth Building Materials, Inc.		Virginia
Cowtown Materials, Inc.		Texas
Gator Gypsum, Inc.		Florida
GMS Procurement Company, LLC		Georgia
GMS Strategic Solutions, Inc.		Georgia
GTS Drywall Supply Company		Washington
GYP Holdings II Corp.		Delaware
GYP Holdings III Corp.		Delaware
GYP Holdings IV Corp.		Delaware
GYP Holdings V Corp.		Delaware
GYP Canada Holdings I ULC		British Columbia
GYP Canada Holdings II ULC		British Columbia
GYP Canada Holdings LP		Delaware
GYP Canada Finance LP		Ontario
GYP Canada Holdings III Corp.		British Columbia
Canada Gypsum Management and Supply, Inc.	Br	British Columbia
Titan GMS GP Inc.		British Columbia
Titan GMS Limited Partnership		Manitoba
WSB Titan Inc.		Canada
Gypsum Management and Supply, Inc.		Georgia
Gypsum Supply Company		Michigan
Gypsum Supply Installed Insulation, LLC		Georgia
Lone Star Materials, Inc.		Texas
Midwest Gypsum Supply, Inc.		Georgia
Missouri Drywall Supply, Inc.		Missouri
New England Gypsum Supply, Inc.		Georgia
Ohio Valley Supply, Inc.		Georgia
Pacific Gypsum Supply, Inc.		Georgia
Pennsylvania Gypsum Company, Inc.		Georgia
Pioneer Materials West, Inc.		Colorado
Rio Grande Building Materials, Inc.		Texas
Rocket Installation, Inc.		Georgia
Rocky Top Materials, Inc.		Tennessee

Sun Valley Interior Supply, Inc.	Georgia
Tamarack Materials, Inc.	Minnesota
Tejas Materials, Inc.	Texas
Tool Source Warehouse, Inc.	Georgia
Tucker Acoustical Products, Inc.	Georgia
Tucker Materials, Inc.	Georgia
Wildcat Materials, Inc.	Missouri